EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-34002 and 333-115487) of Calpine Corporation of our report dated June 26, 2007, relating to the financial statements of Calpine Corporation Retirement Benefit Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

June 27, 2007